UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 25, 2013

FRANCESCA’S HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35239	20-8874704
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8760 Clay Road Houston, TX	77080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (713) 864-1358

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On February 25, 2013, the Board of Directors (the “Board”) of Francesca’s Holdings Corporation (the “Company”) appointed Mr. Richard Kunes to serve as a Class II independent director of the Board, effective immediately.

There was no arrangement or understanding between Mr. Kunes and any other person pursuant to which Mr. Kunes was appointed as director of the Company. There are no family relationships between Mr. Kunes and any director or executive officer of the Company, and Mr. Kunes has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Kunes’ service on the Board, Mr. Kunes will receive a $50,000 annual retainer from the Company, which will be prorated during his first year of service. Mr. Kunes will also receive a stock option grant under the 2011 Francesca’s Holdings Equity Incentive Plan to purchase 9,400 shares of the Company’s common stock. Subject to his continued service through the applicable vesting date, the grant will vest in equal annual installments on each anniversary of the award date over a five-year period commencing with the first anniversary of the grant date. The terms and conditions of the stock option grant are similar to the terms and conditions of the stock options granted to employees generally.

Item 7.01.  Regulation FD Disclosure

The Company issued a press release on February 25, 2013 announcing the appointment of Mr. Richard Kunes as a director to the Company’s Board as set forth in Item 5.02 of this Form 8-K. A copy of such press release is furnished as Exhibit 99.1 to this report. This information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release issued by Francesca’s Holdings Corporation on February 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

Date: March 1, 2013	By:	/s/ Kal Malik
Kal Malik
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Francesca’s Holdings Corporation on February 25, 2013.